EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                                       CONTACT: GREG SKAAR
                                                         Chief Financial Officer
                                                                    262-268-6800

                      Edison Control Corporation Announces
               Modifications to Going Private Transaction Proposal

     PORT WASHINGTON, WI, April 9, 2003 - On April 2, 2003, the Board of Directors of Edison Control Corporation (OTCBB: EDCO) announced its approval of a proposal from its majority shareholder and Chairman of the Board, William B. Finneran, and its Chief Executive Officer, Alan J. Kastelic, to engage in a going private transaction to be structured as a one-for-66,666 reverse stock split in which shareholders owning less than one share as a result of the reverse stock split will receive cash in an amount equal to $7.00 per pre-split share. As part of the previously announced proposed going private transaction, Mr. Finneran planned to cash-out 185,100 of his 1,096,978 outstanding shares (or 16.9%) at the same $7.00 per pre-split share price.

     Edison today announced that Mr. Finneran has decided not to cash-out any shares in the reverse stock split as a result of personal tax considerations. Consequently, Edison believes that up to 474,950 shares may now be subject to being cashed-out in the proposed reverse stock split, subject to any other shareholders in addition to Messrs. Finneran and Kastelic deciding to either consolidate their share ownership accounts or acquire more Edison shares so that their consolidated Edison stock ownership exceeds 66,666 shares. The revised estimated cost to cash-out fractional shares and options to acquire shares is expected to total up to approximately $3.4 million, not including transaction costs. To fund the transaction, LaSalle National Bank Association has committed, subject to customary limitations, to provide a $5 million five-year secured term loan to Edison.

     As a result of Mr. Finneran's decision, Edison also announced that, based on the recommendation of its Special Committee composed entirely of disinterested directors, its Board of Directors (with Messrs. Finneran and Kastelic abstaining), has determined that, in addition to the affirmative majority shareholder vote required under New Jersey law, completion of the reverse stock split will be further conditioned upon a majority of all outstanding shares held by unaffiliated shareholders not being voted against the reverse stock split proposal.

     Construction Forms, headquartered in Port Washington, Wisconsin is the only wholly owned subsidiary of Edison Control Corporation and has three operating units. ConForms, the principal operating unit, designs, manufactures, and distributes concrete pumping systems and accessories. Ultra Tech is engaged in the manufacturing and marketing of abrasion resistant piping systems which are used extensively in mining, pulp and paper mills, waste water treatment plants, and coal-fired electric utility plants, as well as concrete pumping applications. South Houston Hose is a distributor of industrial hose and fittings.

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